Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Septerna, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	$100,000,000	0.00015310	$15,310.00

	Total Offering Amounts			$100,000,000		$15,310.00

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due					$15,310.00

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.